Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2023

FIRST QUARTER FINANCIAL RESULTS

● First quarter sales up 17.1% year-over-year and are up 27.2% on a constant currency[1] basis
● Six-month backlog of $108.9 million at September 30, 2022, up 7.6% from June 30, 2022 and up 26.5% from September 24, 2021
● Management optimistic financial and operating results will accelerate throughout fiscal year 2023

RACINE, WISCONSIN — November 4, 2022 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2023 first quarter ended September 30, 2022.

Sales for the fiscal 2023 first quarter were $55.9 million, compared to $47.8 million for the same period last year. The 17.1% increase in 2023 first quarter sales was primarily due to improving demand within the Company’s global oil and gas, industrial and marine markets compared to the same period last fiscal year. The positive impact of improving market conditions was partially offset by global supply chain challenges, which continued to limit sales growth during the fiscal 2023 first quarter. Foreign currency exchange had a $4.8 million negative impact on fiscal 2023 first quarter sales. On a constant currency1 basis first quarter sales increased 27.2%. The strengthening of the US dollar has also negatively impacted our competitiveness on US produced goods sold into Europe.

John H. Batten, President and Chief Executive Officer, commented: “Trends across our global markets are recovering, and helped drive solid year-over-year sales growth during the first quarter, despite continued supply chain issues and the impact of foreign currency exchange rates. Continued supply chain challenges and higher component costs had a material impact on our European operations’ profitability during the first quarter. We are taking quick and decisive actions to improve performance, focusing resources on supply chain issues and reducing our European cost structure. We expect these actions will improve our gross profit margin throughout the remainder of fiscal year 2023.”

“Our six-month backlog at September 30, 2022, was $108.9 million, compared to $86.1 million at September 24, 2021, and $101.2 million at June 30, 2022. Our growing backlog is supported by strengthening demand across many of our global markets as well as new, market-leading transmission and power control systems for hybrid, hydrogen, and electric vehicle applications. In addition, we continue to anticipate renewed investments from North American pressure pumping operators will benefit our financial results during fiscal year 2023. While we are disappointed by first quarter profitability, we expect sales and profitability to improve throughout the remainder of the year and we believe fiscal 2023 will be a year of robust sales growth and higher profitability,” concluded Mr. Batten.

1 Constant currency is a non-GAAP financial measure described more fully on page 3 of this release.

Gross profit percent for the fiscal 2023 first quarter was 23.8%, compared to 28.2% in the fiscal 2022 first quarter. However, fiscal 2022 first quarter gross profit margin included the favorable impact of the Employee Retention Credit (“ERC”), a COVID-19 relief program of the U.S. government, recorded in the fiscal 2022 first quarter of $1.3 million, the impact of the NOW subsidy of $0.7 million, a COVID-19 relief program of the Netherlands government and a favorable adjustment to the Company’s warranty reserve ($0.5 million). Adjusting for these items, the prior year gross profit percent would have been 22.9%. The slight improvement in the current year first quarter reflects the impact of additional volume and strong North American demand for oil and gas related products, partially offset by the negative impact of inflation, primarily at our European operations.

For the fiscal 2023 first quarter, marketing, engineering and administrative (ME&A) expenses increased $2.0 million to $15.1 million, compared to $13.1 million for the fiscal 2022 first quarter. The increase in ME&A expenses in the quarter was primarily due to the incremental impact of prior year COVID subsidies in the U.S. and the Netherlands ($0.8 million), increased marketing activities ($0.4 million), higher salary expense ($0.5 million), the accrual for the global bonus program ($0.3 million), travel costs ($0.2 million), professional fees ($0.3 million) and other inflationary impacts ($0.4 million). These increases were partially offset by a foreign currency translation impact of $0.9 million. As a percent of revenues, ME&A expenses decreased to 27.0% for the fiscal 2023 first quarter, compared to 27.4% for the same period last year.

During the fiscal 2022 first quarter, Twin Disc completed a sale leaseback of its Rolla production facility in Switzerland for net proceeds of $9.1 million, which resulted in a gain of $2.9 million and was recorded in other operating income for the full year period.

The fiscal 2023 first quarter effective tax rate was 26.3% compared to 16.2% in the prior fiscal year first quarter. The mix of foreign earnings by jurisdiction resulted in the increase to the effective tax rate.

Net loss attributable to Twin Disc for the fiscal 2023 first quarter was ($2.0) million or ($0.15) per share, compared to net income attributable to Twin Disc of $1.9 million or $0.14 per diluted share for the prior fiscal year first quarter.

Earnings before interest, taxes, depreciation, and amortization (EBITDA)* was essentially break even for the fiscal 2023 first quarter, compared to $5.4 million for the fiscal 2022 first quarter.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated, “Challenging supply chain and shipping conditions continued to impact inventory levels during the first quarter, and reducing inventory is a key priority during fiscal 2023. We continue to believe we will generate higher levels of positive operating cash flow during fiscal 2023 as our growing backlog converts to sales, we pursue actions that improve profitability and ease supply chain challenges. As free cash flow is expected to improve during the remainder of fiscal 2023, we will allocate capital to pay down debt, strengthen our balance sheet, and invest in our operations and growth initiatives.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on November 4, 2022. To participate in the conference call, please dial 1-877-407-9039 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. November 4, 2022, until midnight November 11, 2022. The number to hear the teleconference replay is 1-844-512-2921. The access code for the replay is 13734019.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/ and follow the instructions at the webcast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Risk factors also include the effects of the COVID-19 pandemic, and any impact the COVID-19 pandemic may have on the Company’s business operations, as well as its impact on general economic and financial market conditions.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above-mentioned items.

Definition – Constant Currency

The current quarter revenue in local currency translated into US dollars using the same translation rate as the prior year comparable period.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (In thousands, except per-share data; unaudited)

	For the Quarter Ended
	September 30, 2022	September 24, 2021
Net sales	$55,913	$47,761
Cost of goods sold	42,616	34,314
Gross profit	13,297	13,447

Marketing, engineering and administrative expenses	15,079	13,091
Restructuring expenses	11	48
Other operating income	-	(2,939)
(Loss) income from operations	(1,793)	3,247

Interest expense	566	530
Other (income) expense, net	260	355
(Loss) income before income taxes and noncontrolling interest	(2,619)	2,362
Income tax (benefit) expense	(688)	382

Net (loss) income	(1,931)	1,980
Less: Net earnings attributable to noncontrolling interest, net of tax	(98)	(60)
Net (loss) income attributable to Twin Disc	$(2,029)	$1,920

(Loss) income per share data:
Basic (loss) income per share	$(0.15)	$0.14
Diluted (loss) income per share	$(0.15)	$0.14

Weighted average shares outstanding data:
Basic shares outstanding	13,407	13,283
Diluted shares outstanding	13,407	13,350

Comprehensive income (loss):
Net (loss) income	$(1,931)	$1,980
Benefit plan adjustments, net of income taxes of $1 and $117, respectively	518	384
Foreign currency translation adjustment	(6,290)	(1,938)
Unrealized gain on cash flow hedges, net of income taxes of $0 and $63, respectively	793	204
Comprehensive (loss) income	(6,910)	630
Less: Comprehensive income (loss) attributable to noncontrolling interest	136	(136)

Comprehensive (loss) income attributable to Twin Disc	$(6,774)	$494

RECONCILIATION OF CONSOLIDATED NET (LOSS) INCOME TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended
	September 30, 2022	September 24, 2021
Net (loss) income attributable to Twin Disc	$(2,029)	$1,920
Interest expense	566	530
Income taxes (benefit)	(688)	382
Depreciation and amortization	2,140	2,550
Earnings (loss) before interest, taxes, depreciation and amortization	$(11)	$5,382

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	September 30,	June 30,
	2022	2022
ASSETS
Current assets:
Cash	$13,214	$12,521
Trade accounts receivable, net	40,007	45,452
Inventories	128,100	127,109
Assets held for sale	5,769	2,968
Prepaid expenses	8,207	7,756
Other	6,521	8,646
Total current assets	201,818	204,452

Property, plant and equipment, net	38,989	41,615
Right-of-use assets operating leases	11,492	12,685
Intangible assets, net	11,560	13,010
Deferred income taxes	2,846	2,178
Other assets	2,846	2,583

TOTAL ASSETS	$269,551	$276,523

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$2,000
Accounts payable	30,706	28,536
Accrued liabilities	49,158	50,542

Total current liabilities	81,864	81,078

Long-term debt	35,112	34,543
Lease obligations	9,483	10,575
Accrued retirement benefits	9,860	9,974
Deferred income taxes	3,422	3,802
Other long-term liabilities	5,042	5,363

Total liabilities	144,783	145,335

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 14,632,802; no par value	41,285	42,551
Retained earnings	133,002	135,031
Accumulated other comprehensive loss	(37,103)	(32,086)
	137,184	145,496
Less treasury stock, at cost (845,670 and 974,978 shares, respectively)	12,964	14,720

Total Twin Disc shareholders' equity	124,220	130,776

Noncontrolling interest	548	412
Total equity	124,768	131,188
TOTAL LIABILITIES AND EQUITY	$269,551	$276,523

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	For the Quarter Ended
	September 30, 2022	September 24, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,931)	$1,980
Adjustments to reconcile net (loss) income to net cash (used) provided by operating activities, net of acquired assets:
Depreciation and amortization	2,140	2,550
Gain on sale of assets	(42)	(2,939)
Restructuring expenses	(68)	(125)
Provision for deferred income taxes	(1,623)	(814)
Stock compensation expense and other non-cash changes, net	864	937
Net change in operating assets and liabilities	(36)	785
Net cash (used) provided by operating activities	(696)	2,374

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property, plant and equipment	(2,237)	(846)
Proceeds from sale of fixed assets	2	9,139
Proceed on note receivable	-	500
Other, net	534	(81)
Net cash (used) provided by investing activities	(1,701)	8,712

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan arrangement	20,221	20,591
Repayments under revolver loans	(18,685)	(20,591)
Repayments of other long-term debt	(651)	(278)
Payments of withholding taxes on stock compensation	(168)	(292)
Net cash provided (used) by financing activities	717	(570)

Effect of exchange rate changes on cash	2,373	(764)

Net change in cash	693	9,752

Cash:
Beginning of period	12,521	12,340

End of period	$13,214	$22,092

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